Exhibit 99.1

Comverge to Acquire Enerwise Global Technologies to Create Largest

Demand Response Company

•	Over 1400 megawatts of clean capacity under management
•	Significant expansion of commercial and industrial offerings
•	Over 1000 megawatts of renewables registration management
•	Accretive to earnings per share in 2008
•	Cash, subordinated notes and stock transaction scheduled to close July 2007

East Hanover, NJ: June 27, 2007 – Comverge, Inc., the leading provider of clean energy solutions through demand response, announced today it has entered into a definitive agreement to acquire Enerwise Global Technologies creating the largest Demand Response provider in North America with over 1400 megawatts (MWs) of managed capacity. With the addition of Enerwise, Comverge will provide a comprehensive suite of demand response and energy management solutions for all utility customer classes including residential, small to large commercial, institutional, and industrial customers. The acquisition further solidifies Comverge’s position at the convergence of the clean energy marketplace through the management and registration of an additional 1049 MWs of renewable energy in several states that have adopted Renewable Portfolio Standards across the nation. The combined company will own three energy network operations control centers in Newark, California, East Hanover, New Jersey and Kennett Square, Pennsylvania to operate its national network of programs.

“The Clean Energy marketplace is evolving rapidly and Comverge is positioned to meet the challenges of our clients by providing demand response and energy management solutions to all customer classes. This acquisition speaks of our commitment to the growing Demand Response industry and our ability to provide significant value to our many existing as well as new clients in North America,” said Robert M. Chiste, Chairman, President and CEO of Comverge.

Enerwise Global Technologies has been providing managed energy services to commercial and industrial customers for over 10 years. Recognized as the leading aggregator of Demand Response for PJM Interconnection, the Regional Transmission Organization covering 13 states in the Mid-Atlantic and North Central regions, Enerwise has a philosophy centered around providing added value to its customers through a variety of managed service offerings including demand response, energy analytics, power systems technology and energy management. Currently, Enerwise provides 444 MWs of demand response capacity in open market programs, manages an additional 383 MWs of capacity by providing its customers with the tools and systems to enable participation in demand response programs, and facilitates the registration of 1049 MWs of renewable energy.

Through this acquisition, Comverge will form the Enerwise Group which will function as a division of Comverge and operate collaboratively with the Smart Grid Solutions Group and the Alternative Energy Resources Group. As a combined company, Comverge will directly own or operate 948 MWs of demand response capacity, provide tools for the operation of 453 MWs of energy, and manage the registration of 1049 MWs of renewable energy in addition to having delivered over 4.5 million demand response devices to our utility customer base for the equivalent of 6000 MWs of capacity.

Mr. Chiste continued, “When you add it all up, Comverge provides the technology that delivers, controls, operates or manages over 8400 megawatts of capacity in North America – equivalent to eighty-four 100 megawatt gas-fired peaking power plants but without the harmful production of greenhouse gases. Our philosophy of providing the electric system clean capacity through our core competencies of innovation, customer intimacy and operational excellence will continue to help us find ways to expand our resource capabilities. There are great synergistic benefits between the Enerwise and Comverge service offerings and, in particular, our Virtual Peaking Capacity or ‘VPC’ pay-for-performance programs. We look forward to Dean Musser and the entire Enerwise organization joining the Comverge team, bringing additional and expanded solutions to our large customer base of over 500 electric utilities. With this acquisition we will also expand our commercial and industrial base to well over 5,000 facilities nationwide.”

The Enerwise Group will continue to be led by President and COO, Dean Musser and operate from its offices in suburban Philadelphia. Mr. Musser stated, “The cultural fit and business philosophies of Comverge and Enerwise are identical. The entire Enerwise team is very excited to be part of the clear leader in the demand response clean energy business. Bob Chiste’s vision and leadership has set the course for Comverge to continue its strong growth, industry leadership and delivery of outstanding value for its shareholders. Our entire organization looks forward to being an integral part of Comverge’s future by providing continued operational excellence and value-add services for our current and future commercial, industrial, institutional, and utility customers.”

A chart of the megawatts owned, managed and provided by each Group of Comverge is set forth below:

	Alternative Energy Resources Group	Smart Grid Solutions Group	Enerwise Group	Total Comverge
MWs owned under long term VPC contracts	495	—	—	495
MWs provided for sale in a Capacity Market Program	9	—	444	453
MWs managed for a fee	70	—	383	453
Total MWs of Customer Capacity Owned or Managed	574	—	827	1401
Renewable Energy MWs managed for a fee	—	—	1049	1049
Total MWs Managed				2450
MWs provided with system/equipment sales	—	6000	—	6000

Total	574	6000	1876	8450

About the Enerwise Acquisition

The acquisition has been approved by the Board of Directors of Comverge and Enerwise and requisite Enerwise shareholders have irrevocably consented to the transaction, which is scheduled to close in July 2007. Under the terms of the transaction, Comverge will acquire 100% of Enerwise’s capital stock for $75.7 million, consisting of $25.15 million in cash, $17.0 million in subordinated convertible notes due in April 2009, and the issuance of 1,279,545 shares of Comverge common stock which had a market value of $33.6 million as of June 26, 2007. After closing, former Enerwise shareholders will own approximately 7% of the combined company. The shares to be issued in the transaction are subject to the same lockup period that Comverge management and venture capital investors agreed to as part of Comverge’s initial public offering. In addition, $6.0 million of Comverge common stock is contingently issuable if Enerwise exceeds 2008 operating performance of $36.0 million in revenue and $11.0 million in gross profit. 2006 revenues were approximately $11 million and 2007 revenues are expected to be approximately $18 million. Comverge will begin recognizing revenues of Enerwise from the closing date forward. For the remaining two quarters of 2007, Enerwise revenues included in Comverge operating results are expected to total approximately $9 million. The transaction is expected to be slightly dilutive in 2007 and accretive in 2008 to Comverge’s earnings per share. NASDAQ Marketplace regulations require that the issuance of Comverge securities in the Enerwise acquisition be approved by the holders of a majority of Comverge’s common stock, and this approval is a condition to the closing of the transaction. Accordingly, Comverge will hold a shareholder meeting in July 2007 to approve the issuance of the securities in the Enerwise acquisition. As required by the Securities and Exchange Commission, we intend to file a preliminary proxy statement with the SEC with respect to the planned shareholder meeting.

RBC Capital Markets provided a fairness opinion to Comverge in connection with the transaction. Fish & Richardson P.C. acted as legal counsel to Comverge. Harris Williams & Co. acted as financial advisor and Morgan, Lewis & Bockius LLP acted as legal counsel to Enerwise.

Conference Call and Webcast Information

Comverge will discuss the details of the announcement in a conference call scheduled for Thursday, June 28th at 11:00 a.m. EDT. To participate in the conference call, please dial (800) 310-7032 or (719) 457-2694. The public is invited to listen to a live webcast of the call and view the presentation on the Investor Relations section of the company’s website at http://www.ir.comverge.com.

The webcast replay will begin approximately two hours after the conclusion of the live call and will be available at http://ir.comverge.com for one week concluding on July 5th, 2007 at 11:59 p.m. EDT. A telephone replay will also be made available approximately two hours after the conclusion of the call until Thursday July 5th, 2007 at 11:59 p.m. EDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 6499367.

About Comverge

Comverge is a leading provider of clean energy solutions that improve grid reliability and enable utilities to increase available electric capacity through reduced energy consumption during periods of peak energy demand on a more cost-effective basis than conventional alternatives. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

About Enerwise

Enerwise Global Technologies, a leader in demand response and energy infrastructure management services for commercial, institutional, and industrial customers, enables customers to reduce energy costs, comply with increasingly demanding environmental regulations, take advantage of alternative power initiatives, increase operational security and improve reliability.

The company delivers innovative solutions directly to its customers and through a strong Channel Partner network, providing custom branded web sites and solutions to meet the specific objectives of Investor Owned Utilities, Energy Service Providers, Market Participants, Municipals and Cooperatives. From its headquarters in suburban Philadelphia, Enerwise provides energy intelligence and managed energy services to domestic and international Commercial and Industrial customers, including more than 100 of the Fortune 500 companies. For more information, visit www.enerwise.com. “Enerwise” is a trademark of Enerwise Global Technologies, Inc.

For Comverge Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors, the company’s key strategic relationships, the affirmative vote of Comverge shareholders to issue shares of common stock in connection with the Enerwise acquisition, the ability of Enerwise to achieve revenue and gross profit targets and the ability to integrate the Enerwise acquisition into Comverge’s business, and other risks more fully described in our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and other of the company’s filings with the Securities and Exchange Commission. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact Comverge

Investor Contact

At Comverge, Michael Picchi, Chief Financial Officer, (770) 696-7660, invest@comverge.com

Media Contact

Chris Neff, Director of Marketing, (973) 947-6064, cneff@comverge.com